UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       July 17, 2009

MOVADO GROUP, INC.
(Exact name of registrant as specified in its charter)
NEW YORK
(State or other jurisdiction of incorporation)
1-16497	13-2595932
(Commission File Number)	(I.R.S. Employer Identification No.)
650 FROM ROAD , SUITE 375 PARAMUS, NEW JERSEY	07652-3556
(Address of principal executive offices)	(Zip Code)

(201) 267-8000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 17, 2009, Movado Group, Inc. (the “Company”), together with Movado Group Delaware Holdings Corporation, Movado Retail Group, Inc. and Movado LLC (together with the Company, the “Borrowers”), each a wholly-owned domestic subsidiary of the Company, entered into an Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”) with Bank of America, N.A. and Bank Leumi USA, as lenders, and Bank of America, N.A., as agent (in such capacity, the “Agent”), which amended and restated the Loan and Security Agreement dated as of June 5, 2009 among the Borrowers and Bank of America, N.A., as lender and agent (the “Existing Loan Agreement”).

The Amended Loan Agreement adds Leumi as a lender thereunder and, to accommodate Leumi holding up to $15.0 million of the Borrowers’ obligations thereunder, increases the size of the Borrowers’ asset based senior secured revolving credit facility (the “Facility”) from $50.0 million to $55.0 million, including a $15.0 million letter of credit subfacility. The maturity date of the Facility remains June 5, 2012. The collateral securing the Facility also remains unchanged.

Modifications to the Facility implemented under the Amended Loan Agreement include the following:

•

The initial applicable margins were reduced for LIBOR rate loans from 4.50% to 4.25% and for base rate loans from 3.50% to 3.25%. Whereas the applicable margins under the Existing Loan Agreement were fixed for the term of the Facility, under the Amended Loan Agreement, after July 17, 2010 the applicable margins decrease or increase by 0.25% per annum from the initial applicable margins depending on whether average availability for the most recently completed fiscal quarter is either greater than $12.5 million, or is $5.0 million or less, respectively.

•

Availability is determined by reference to a borrowing base which is based on the sum of a percentage of eligible accounts receivable and eligible inventory of the Borrowers. As in the Existing Loan Agreement, $10.0 million in availability is blocked until the date on which the Borrowers have achieved for a four fiscal quarter period a consolidated fixed charge ratio of at least 1.25 to 1.0 and have domestic EBITDA greater than a specified amount, but under the Amended Loan Agreement, the availability block must remain in place for at least one year and the domestic EBITDA test was increased from $0 to $10.0 million. In the Existing Loan Agreement, the amount of the availability block could be reduced by the amount by which the borrowing base exceeded the aggregate amount of the commitments, up to a maximum reduction of $7.5 million. As the aggregate amount of the commitments under the Amended Loan Agreement has increased to $55.0 million, the maximum reduction in the availability block attributable to excess borrowing base has been reduced to $5.0 million.

•	Under the Amended Loan Agreement, prior to the date on which the availability block is released (the “Block Release Date”), if borrowing availability is less than

$10.0 million (increased from $7.5 million in the Existing Loan Agreement, but under the Amended Loan Agreement such threshold may be reduced to the extent the borrowing base exceeds $55.0 million, up to a maximum $5.0 million reduction), Borrowers will be subject to a minimum EBITDA covenant. Unlike under the Existing Loan Agreement, however, Borrowers will be subject to a minimum EBITDA covenant after the Block Release Date, as well, if borrowing availability is less than $15.0 million.

•

In addition, after the Block Release Date, if borrowing availability is less than $15.0 million (increased from $10.0 million in the Existing Loan Agreement), Borrowers will be subject to a minimum fixed charge coverage ratio.

•

Finally, the Borrowers’ deposit accounts will be subject to cash dominion prior to the Block Release Date if borrowing availability is less than $7.5 million, but such threshold may be reduced to the extent the borrowing base exceeds $55.0 million, up to a maximum $5.0 million reduction. After the Block Release Date, cash dominion will be imposed if borrowing availability is less than $15.0 million (increased from $10.0 million in the Existing Loan Agreement).

The guarantees and collateral securing the Facility remain unchanged. The representations and warranties and events of default remain unchanged as well and, except as described above, the covenants remain unchanged.

As of July 17, 2009, $40.0 million aggregate principal amount of loans and $1.5 million in letters of credit were outstanding under the Facility. As of July 17, 2009, total availability under the Facility, after giving effect to the availability block, the $40.0 million in outstanding loans and $1.5 million in outstanding letters of credit, was $8.5 million.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

                                See the discussion under Item 1.01 above, which discussion is incorporated by reference herein.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
Exhibit No.	Description
10.1

Amended and Restated Loan and Security Agreement, dated as of July 17, 2009, by and among Movado Group, Inc., Movado Group Delaware Holdings Corporation, Movado Retail Group, Inc. and Movado LLC, as Borrowers, Bank of America, N.A. and Bank Leumi USA, as lenders, and Bank of America, N.A., as agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 23, 2009

MOVADO GROUP, INC.
By:	/s/ Timothy F. Michno
Name: Title:	Timothy F. Michno General Counsel